UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 6, 2023

Date of Report (Date of earliest event reported)

BODY AND MIND INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55940	98-1319227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 – 1095 West Pender Street Vancouver, British Columbia, Canada	V6E 2M6
(Address of principal executive offices)	(Zip Code)

(800) 361-6312

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

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SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

On September 6, 2023, Body and Mind Inc. (the “Company” or “BaM”) issued a news release to provide a corporate update, including the planned divestment of its Ohio processing operation and license, the commencement of construction at the Body and Mind branded dispensary in Lynnwood, Illinois, and the finalization of its building plans for its New Jersey dispensary.

“We are encouraged by last week's announcement from the U.S. Department of Health and Human Services, which called for cannabis to be reclassified to Schedule III and look forward to the next steps within the rescheduling process,” stated Michael Mills, CEO of Body and Mind. “We are laser focused on advancing our operations and licenses in Illinois and New Jersey; in addition to the recently announced divestment of our Ohio dispensary (see July 24, 2023 press release), we have now executed definitive agreements to divest our Ohio processing operation and license. Funds from both asset sales are earmarked to reduce debt and create more balance sheet flexibility to support the development of our Illinois and New Jersey market opportunities.”

Ohio Processor Divestment

The Company is pleased to announce that its wholly-owned subsidiary, DEP Nevada, Inc. (“DEP”) has entered into a membership interest purchase agreement with LMTB, LLC (the “Purchaser”), whereby DEP agrees to sell all of the issued and outstanding interests (the “Interests”) in NMG OH P1, LLC (“NMG OH P1”), which owns and operates the Body and Mind Ohio processor, to the Purchaser.

The total consideration for the transaction is US$2 million including US$1 million cash placed in escrow within three days of execution of the definitive agreement and US$ 1 million cash at closing. The purchase price is subject to adjustments based on estimated closing indebtedness, estimated transaction expenses, estimated closing cash, and a working capital adjustment. Closing shall occur on the later of: (i) the first calendar day of the month following the satisfaction or waiver, if applicable, of all closing conditions, including the receipt of all approvals for the transfer of the license by the State of Ohio Department of Commerce, or such earlier time as the parties agree; or (ii) seven days following the satisfaction or waiver, if applicable, of all closing conditions.

Lynnwood, Illinois Dispensary

Construction has commenced at the Lynnwood dispensary site with building permits approved, foundations complete and groundworks ongoing. The dispensary will be a 3,400 square foot Body and Mind branded store and is conveniently located on highway 83, less than 2 miles off both Highway 294 and Highway 30 in Eastern Illinois.

“We have been working closely with the Lynnwood administration to advance development of our second Body and Mind dispensary in the greater Chicago region ever since final award of our provisional license,” stated Trip Hoffman, COO of Body and Mind. “I’d like to thank our landlord, development team and Lynnwood administration for advancing approvals and permits for construction. We are excited about this location and look forward to bringing our retail experience to more customers in the underserved greater Chicago area.”

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New Jersey Dispensary

The Company has completed final building plans to renovate an existing 4,100 square foot building in the Lawrenceville township area north of Trenton, New Jersey. The Company has received local authorization for the dispensary and state approval is in process.

“Currently, New Jersey (population estimate of 9.2 million) is home to only 37 recreational dispensaries and according to the New Jersey Cannabis Regulatory Commission, recreational marijuana has generated about $306 million in sales — and $18.8 million in sales tax revenue — in the first two quarters of 2023 combined. We have been following the New Jersey market closely and feel New Jersey will be a key long-term strategic market for Body and Mind,” stated Michael Mills. “We are looking forward to bringing our development and retail experience to the project and opening the Lawrenceville dispensary as soon as possible.”

A copy of the news release is attached as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
99.1	News Release dated September 6, 2023
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY AND MIND INC.

DATE: September 6, 2023	By:	/s/ Michael Mills
Michael Mills
President, CEO and Director

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